UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

(Amendment No. __)*

Medley Capital Corp.
(Name of Issuer)

Common stock, par value $0.001 per share
(Title of Class of Securities)

58503F304
(CUSIP Number)

October 24, 2019
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ]          Rule 13d-1(b)
[X]          Rule 13d-1(c)
[   ]          Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 58503F304	13G	Page 2 of 17 Pages

1.	NAME OF REPORTING PERSON DB Med Investor I LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,756,938 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%[1]
12.	TYPE OF REPORTING PERSON OO

1          The percentages reported in this Schedule 13G are based upon 54,474,211 shares of common stock outstanding as of August 8, 2019 (according to the issuer’s Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2019).

CUSIP No. 58503F304	13G	Page 3 of 17 Pages

1.	NAME OF REPORTING PERSON Drawbridge Special Opportunities Fund LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,756,938 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 58503F304	13G	Page 4 of 17 Pages

1.	NAME OF REPORTING PERSON Drawbridge Special Opportunities Fund LTD
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,756,938 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12.	TYPE OF REPORTING PERSON OO

CUSIP No. 58503F304	13G	Page 5 of 17 Pages

1.	NAME OF REPORTING PERSON Drawbridge Special Opportunities GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,756,938 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12.	TYPE OF REPORTING PERSON OO

CUSIP No. 58503F304	13G	Page 6 of 17 Pages

1.	NAME OF REPORTING PERSON Fortress Principal Investment Holdings IV LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,756,938 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12.	TYPE OF REPORTING PERSON OO

CUSIP No. 58503F304	13G	Page 7 of 17 Pages

1.	NAME OF REPORTING PERSON Drawbridge Special Opportunities Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,756,938 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12.	TYPE OF REPORTING PERSON OO

CUSIP No. 58503F304	13G	Page 8 of 17 Pages

1.	NAME OF REPORTING PERSON FIG LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,756,938 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12.	TYPE OF REPORTING PERSON OO

CUSIP No. 58503F304	13G	Page 9 of 17 Pages

1.	NAME OF REPORTING PERSON Fortress Operating Entity I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,756,938 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 58503F304	13G	Page 10 of 17 Pages

1.	NAME OF REPORTING PERSON FIG Corp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,756,938 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 58503F304	13G	Page 11 of 17 Pages

1.	NAME OF REPORTING PERSON Fortress Investment Group LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 7,756,938 shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.2%
12.	TYPE OF REPORTING PERSON OO

CUSIP No. 58503F304	13G	Page 12 of 17 Pages

Item 1
(a)	Name of Issuer:

The name of the issuer is Medley Capital Corp. (the “Issuer”).

(b)          Address of Issuer’s Principal Executive Offices:
The principal executive office of the Issuer is 280 Park Avenue, 6th Floor East, New York, New York 10017.
Item 2
(a)          Name of Persons Filing:
(i)	DB Med Investor I LLC, a Delaware limited liability company, directly owns shares of common stock of the Issuer;
(ii)	Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, is a member of DB Med Investor I LLC;
(iii)	Drawbridge Special Opportunities Fund LTD, a Cayman Islands exempted company, is a member of DB Med Investor I LLC;
(iv)	Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP and Drawbridge Special Opportunities Fund LTD;
(v)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the managing member of Drawbridge Special Opportunities GP LLC;
(vi)
Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment manager of Drawbridge Special Opportunities Fund LP and Drawbridge Special Opportunities Fund LTD;

(vii)	FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of Drawbridge Special Opportunities Advisors LLC;
(viii)
Fortress Operating Entity I LP, a Delaware limited partnership, is the holder of all of the issued and outstanding interests of Fortress Principal Investment Holdings IV LLC and the Class A member of FIG LLC;

(ix)	FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and
(x)	Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding shares of FIG Corp.
The foregoing persons are collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 58503F304	13G	Page 13 of 17 Pages

(b)          Address of Principal Business Office or, if None, Residence:
The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Chief Compliance Officer.
(c)          Citizenship:
Each of DB Med Investor I LLC, Drawbridge Special Opportunities GP LLC, Fortress Principal Investment Holdings IV LLC, Drawbridge Special Opportunities Advisors LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund LP and Fortress Operating Entity I LP is limited partnership organized under the laws of the State of Delaware. FIG Corp. is a corporation organized under the laws of the State of Delaware. Drawbridge Special Opportunities Fund LTD is an exempted company organized under the laws of the Cayman Islands.

(d)          Title of Class of Securities:
Common Stock, par value $0.001 per share
(e)          CUSIP Number:
58503F304
Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
(a)	[__]	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	[__]	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)	[__]	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)	[__]	Investment company registered under Section 8 of the Investment Company Act;
(e)	[__]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	[__]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	[__]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	[__]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	[__]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	[__]	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

CUSIP No. 58503F304	13G	Page 14 of 17 Pages

(k)	[__]	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ____________.
Item 4          Ownership
(i)          DB Med Investor I LLC
(a)	Amount beneficially owned: 7,756,938
(b)	Percent of class: 14.2%
(c)(i)	Sole power to vote or direct the vote: -0-
(c)(ii)	Shared power to vote or direct the vote: 7,756,938
(c)(iii)	Sole power to dispose or direct the disposition: -0-
(c)(iv)	Shared power to dispose or direct the disposition: 7,756,938

(ii)          Drawbridge Special Opportunities Fund LP
(a)	Amount beneficially owned: 7,756,938
(b)	Percent of class: 14.2%
(c)(i)	Sole power to vote or direct the vote: -0-
(c)(ii)	Shared power to vote or direct the vote: 7,756,938
(c)(iii)	Sole power to dispose or direct the disposition: -0-
(c)(iv)	Shared power to dispose or direct the disposition: 7,756,938

(iii)          Drawbridge Special Opportunities Fund LTD
(a)	Amount beneficially owned: 7,756,938
(b)	Percent of class: 14.2%
(c)(i)	Sole power to vote or direct the vote: -0-
(c)(ii)	Shared power to vote or direct the vote: 7,756,938
(c)(iii)	Sole power to dispose or direct the disposition: -0-
(c)(iv)	Shared power to dispose or direct the disposition: 7,756,938

(iv)          Drawbridge Special Opportunities GP LLC
(a)	Amount beneficially owned: 7,756,938
(b)	Percent of class: 14.2%
(c)(i)	Sole power to vote or direct the vote: -0-
(c)(ii)	Shared power to vote or direct the vote: 7,756,938
(c)(iii)	Sole power to dispose or direct the disposition: -0-
(c)(iv)	Shared power to dispose or direct the disposition: 7,756,938

(v)          Fortress Principal Investment Holdings IV LLC
(a)	Amount beneficially owned: 7,756,938
(b)	Percent of class: 14.2%
(c)(i)	Sole power to vote or direct the vote: -0-
(c)(ii)	Shared power to vote or direct the vote: 7,756,938
(c)(iii)	Sole power to dispose or direct the disposition: -0-
(c)(iv)	Shared power to dispose or direct the disposition: 7,756,938

(vi)          Drawbridge Special Opportunities Advisors LLC
(a)	Amount beneficially owned: 7,756,938
(b)	Percent of class: 14.2%
(c)(i)	Sole power to vote or direct the vote: -0-
(c)(ii)	Shared power to vote or direct the vote: 7,756,938
(c)(iii)	Sole power to dispose or direct the disposition: -0-
(c)(iv)	Shared power to dispose or direct the disposition: 7,756,938

CUSIP No. 58503F304	13G	Page 15 of 17 Pages

(vii)          FIG LLC
(a)	Amount beneficially owned: 7,756,938
(b)	Percent of class: 14.2%
(c)(i)	Sole power to vote or direct the vote: -0-
(c)(ii)	Shared power to vote or direct the vote: 7,756,938
(c)(iii)	Sole power to dispose or direct the disposition: -0-
(c)(iv)	Shared power to dispose or direct the disposition: 7,756,938

(viii)          Fortress Operating Entity I LP
(a)	Amount beneficially owned: 7,756,938
(b)	Percent of class: 14.2%
(c)(i)	Sole power to vote or direct the vote: -0-
(c)(ii)	Shared power to vote or direct the vote: 7,756,938
(c)(iii)	Sole power to dispose or direct the disposition: -0-
(c)(iv)	Shared power to dispose or direct the disposition: 7,756,938

(ix)          FIG Corp.
(a)	Amount beneficially owned: 7,756,938
(b)	Percent of class: 14.2%
(c)(i)	Sole power to vote or direct the vote: -0-
(c)(ii)	Shared power to vote or direct the vote: 7,756,938
(c)(iii)	Sole power to dispose or direct the disposition: -0-
(c)(iv)	Shared power to dispose or direct the disposition: 7,756,938

(x)          Fortress Investment Group LLC
(a)	Amount beneficially owned: 7,756,938
(b)	Percent of class: 14.2%
(c)(i)	Sole power to vote or direct the vote: -0-
(c)(ii)	Shared power to vote or direct the vote: 7,756,938
(c)(iii)	Sole power to dispose or direct the disposition: -0-
(c)(iv)	Shared power to dispose or direct the disposition: 7,756,938

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable

Item 8	Identification and Classification of Members of the Group

Not Applicable

CUSIP No. 58503F304	13G	Page 16 of 17 Pages

Item 9	Notice of Dissolution of Group

Not Applicable

Item 10	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a–11.

CUSIP No. 58503F304	13G	Page 17 of 17 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated this 4th day of November, 2019.

DB MED INVESTOR I LLC		DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By: Drawbridge Special Opportunities Fund LP, its member manager		By: Drawbridge Special Opportunities GP LLC, its general partner

By: Drawbridge Special Opportunities GP LLC, its general partner		By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias Title: President
By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias Title: President

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC		DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD

By:	/s/ Constantine M. Dakolias	By: Drawbridge Special Opportunities Advisors LLC, its investment manager
Name: Constantine M. Dakolias
	Title: President	By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias Title: President

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC		FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

By:	/s/ Constantine M. Dakolias	By:	/s/ David N. Brooks
	Name: Constantine M. Dakolias Title: President		Name: David N. Brooks Title: General Counsel

FORTRESS OPERATING ENTITY I LP		FIG LLC

By: FIG Corp, its general partner		By:	/s/ David N. Brooks
Name: David N. Brooks
By:	/s/ David N. Brooks		Title: Secretary
Name: David N. Brooks Title: Secretary

FORTRESS INVESTMENT GROUP LLC		FIG CORP.

By:	/s/ David N. Brooks	By:	/s/ David N. Brooks
	Name: David N. Brooks		Name: David N. Brooks
	Title: Secretary		Title: Secretary